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                                                                   EXHIBIT 10.6

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (this "Agreement") is entered into effective January 14, 2000 by and between Envision Development Corporation, ("Company"), and Thomas F. Nolan ("Executive"), the ("Effective Date").

                               FACTUAL BACKGROUND

         The Company wishes to employ Executive as its Vice President of Operations, and Executive wishes to be employed by Company in such capacity upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged and accepted, the Company and the Executive hereby agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT AND DUTIES. The Company employs Executive as its Vice President of Operations. In that capacity, Executive shall discharge such responsibilities as are commensurate with such office and position including without limitation by developing and directing operations and administration programs of the Company. The Company's Executive shall report to the President / COO / CEO. Executive shall contribute to achieving Company annual revenues and EBITDA goals, as may be set from time to time by the Board of Directors and the President / COO / CEO. The Executive's principal place of employment will be in the Boston area, unless the Executive approves an alternate location.

         2. EXCLUSIVE SERVICES. For so long as the Company employs Executive, he shall, except as the Board may otherwise agree from time to time in writing, devote substantially all of Executive's business time and attention to the




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performance of Executive's duties hereunder, faithfully serve the Company, conform to and comply with the lawful and good faith directions and instructions given to Executive by the Company, and use Executive's best efforts to promote, serve and further the interests of the Company.

         3. NO OTHER EMPLOYMENT AND NO CONFLICTS OF INTEREST. For so long as the Company employs Executive he shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (except, at the direction of the Board) or otherwise engage in activities that would interfere significantly with Executive's faithful performance of Executive's duties hereunder. Executive may perform inconsequential services with nominal compensation therefore in connection with the management of Executive's and Executive's family's personal investments, provided that such activity does not contravene the provisions of Sections 1 and 2.

         4. TRAVEL AND OTHER BUSINESS RELATED EXPENSES REIMBURSEMENTS. The Company shall reimburse Executive for all reasonable travel and other business-related expenses Executive incurs fulfilling Executive's duties hereunder.

         5. TERM. Executive's employment hereunder commenced on January 14, 2000 (the "Commencement Date") and will continue for a term of four (4) years ("Initial Term") or until such earlier date as Executive's employment shall be terminated pursuant to Section 7 (the "Termination Date"). This Agreement may be extended by mutual consent at any time.

         6. COMPENSATION. For the services to be rendered hereunder, the Company shall provide the following compensation to Executive:

                  (a) BASE SALARY. The Company shall pay Executive an initial base salary of One Hundred Fifty Five Thousand Dollars ($155,000) per annum in accordance with its customary payroll practices. Such base salary shall be subject to annual review and increase by the Board of Directors or a compensation committee thereof.


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                  (b) BONUS. Executive shall have the right to earn up to 50% of
Executive's Base Salary as an annual performance bonus, based on such criteria as may be established in advance by the Board of Directors. At the discretion of the Board of Directors, the form of payment for the annual performance bonus may be EDV stock or option, cash, or a combination of the two.

                  (c) CAR ALLOWANCE. Executive shall receive a monthly car allowance in an amount mutually agreeable.

                  (d) STOCK OPTIONS. Effective on the Commencement Date, the Company hereby grants Executive Stock Options to purchase 150,000 shares of the Company's common stock at a price of $26.125/share which is the fair market value of such shares as of the Effective Date. The first 50,000 of such options shall vest on January 14, 2001, and the remaining 100,000 shall vest at the rate of 12,500 per calendar quarter beginning with the quarter that ends on March 31, 2001, until the options are fully vested on December 31, 2002. The Executive on the Commencement Date shall receive 28,829 of immediately vested options to purchase shares of the Company's common stock at a price of $26.125/share which is the fair market value of such shares as of the Effective Date. The Option Agreement shall contain such other provisions as are Customary for such agreements. Notwithstanding the foregoing, all of Executive's options shall also vest upon the occurrence of any of the following:

                           (i) Termination of Executive's employment with the
Company as a result of death or disability as defined in Section 7(a), 7(b) or termination without cause as defined in Section 7(d) below; or

                           (ii) The Company is acquired and within one year
following the closing of the acquisition, Executive terminates Executive's employment with the Company. For purposes of this subparagraph (ii), the Board



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of Directors shall determine in its discretion whether an event triggering such acceleration and vesting of Executive's options has occurred.

                           (iii) In the event Executive is terminated without
cause the provisions of 7(d) shall apply.

                  In the event Executive is terminated for cause as set forth in
Section 7(c), or in the event Executive voluntarily terminates Executive's employment for any reason other than an acquisition as set forth in Section 6(c)(ii), the Executive's right to vest in the stock options shall terminate at the end of the vesting quarter in which the Executive was terminated, and no further vesting shall occur.

                  (e) SIGNING BONUS. As further consideration for Executive's accepting this appointment, the Company agrees to pay Executive promptly following the commencement of Executive's employment $25,000 net of all Federal and State withholding taxes and other employment taxes which shall be paid for by the Company (i.e. grossed-up for taxes).

                  (f) VACATION. Executive shall be entitled to four (4) weeks vacation per year.

                  (g) EMPLOYEE BENEFITS. The Company shall provide at no cost to the Executive such insurance, pension and other benefits as it provides to its other Executive employees which shall include, but not be limited to health, long-term disability, short-term disability, dental, and life insurance and employee savings or 401(k) plans.

                  (h) REGISTRATION RIGHTS. Executive shall have reasonable and customary piggy back registration rights with respect to any shares granted to Executive (including shares received upon exercise of stock options) if such shares cannot otherwise be sold without registration.

         7. TERMINATION. Executive's employment may be terminated in any one of the following ways, prior to the expiration of the Initial Term:

                  (a) DEATH. The death of Executive shall immediately terminate this Agreement. Any rights or entitlements pursuant to this Agreement earned prior to the death of Executive will inure to the benefit of Executive's estate.




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All unvested options shall vest upon death and inure to the benefit of the
Executive's estate as defined in 6(c)(i.) above.

                  (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been unable to perform the essential functions of Executive's position on a full-time basis for a period at least six (6) months with a reasonable accommodation, then thirty (30) days after written notice to the Executive (which notice may be given before or after the end of the aforementioned period, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Executive's employment hereunder if Executive is unable to resume Executive's full-time duties at the conclusion of such notice period. In the event of a termination pursuant to this Section 7(b), all payments to Executive due pursuant to this Agreement shall cease effective the last day of Executive's employment, but all benefits (as defined in 6(f) shall continue for the greater of one year following termination for disability and/or the terms of this agreement. The appointment by the Company of an interim executive to assume the responsibilities of the Executive while the Executive is incapacitated shall not constitute a breach of Section 1 of this Agreement.

                  (c) TERMINATION BY THE EMPLOYER FOR CAUSE. The Company may terminate Executive's employment for Cause immediately upon written notice. Termination for cause is defined as: (i) Executive's material breach of this Agreement or of any Proprietary Information Agreement (however denominated) between the Company and the Executive; (ii) Executive's gross negligence in the performance of Executive's duties hereunder, intentional failure to perform such duties, or refusal to abide by or comply with the reasonable directives of the Chairman, the Board, or the Company's policies and procedures; (iii) Executive's dishonesty, fraud or misconduct with respect to the business or affairs of Company or which in the reasonable judgment of the Company materially and adversely affects the operation or reputation of Company; (iv) Executive's



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conviction of a felony or a crime involving moral turpitude; or (v) Executive's abuse of alcohol or drugs (legal or illegal) that in the Company's reasonable judgment materially impairs Executive's ability to perform Executive's duties hereunder.

         In the event Executive is terminated for cause pursuant to this Section 7(c), all payments and benefits, including the future vesting of stock options, to Executive due pursuant to this Agreement, shall cease in accordance with paragraph 6(c)(ii).

                  (d) TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate Executive's employment without Cause immediately upon written notice to Executive. If terminated within the first year of employment, the Company shall pay Executive severance in a lump sum amount equal to Executive's then base annual salary plus full annual bonus as specified in 6(b) above, and all remaining unvested stock options shall vest immediately. Otherwise if Executive is terminated without cause anytime after one (1) year, Executive is entitled to one month severance of Executive's then annual salary and all remaining unvested stock options shall vest immediately, provided Executive executes a full release of all claims against the Company. Such severance pay shall not be subject to reduction for any reason. The employee by accepting severance pay agrees to a strict non-solicitation of EDV employees and/or customers.

                  (e) EXECUTIVE'S RESIGNATION. Executive may voluntarily terminate Executive's employment upon not less than thirty (30) days' prior written notice. Upon any such resignation, except to the extent such resignation occurs in the context of an acquisition as defined by Section 6(c)(ii), all payments and benefits due pursuant to this Agreement for future services shall cease effective the last day of Executive's employment and all earned amounts shall be paid in full. In the event Executive voluntarily terminates within one



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year from the date of an acquisition as defined in 6(c)(ii) above, Executive shall still be entitled to the same benefits as those defined in paragraph 7(d) (Termination Without Cause).

         8.       CONFIDENTIALITY.

                  (a) Executive understands that during the course of Executive's employment with the Company he will receive and have access to materials and information in which the Company and its affiliated entities have, or may in the future acquire, exclusive and proprietary rights (the "Confidential Information"). Such Confidential Information may include, but is not limited to, the Company's and its affiliated entities' trade secrets, research, marketing data, know-how, technical data, business strategies, computer software, financial information, client lists, client information, this Agreement and other personnel information. Executive hereby expressly and unconditionally agrees that he will keep all Confidential Information strictly confidential and will not disclose, use, or allow anyone else to use, directly or indirectly, any Confidential Information in any form except for the express purpose of performing the tasks for which Executive is engaged pursuant to this Agreement. The foregoing applies to all Confidential Information unless such information has become publicly known or made generally available through no wrongful act of Executive.

                  (b) FORMER EMPLOYER INFORMATION. Executive agrees that he will not, during Executive's employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or any other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

                  (c) THIRD PARTY INFORMATION. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for




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certain limited purposes. The Executive agrees to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, or entity or to use it except as necessary in carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

                  (d) SURVIVAL. The provisions of this Section 8 shall survive the termination of the remainder of this Agreement.

         9. EFFECT OF TERMINATION. Executive agrees that upon termination of Executive's employment, he will deliver to the Company (and will not keep in Executive's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment and other documents or property or reproductions of any of the aforementioned items developed or received by Executive pursuant to Executive's employment with the Company or otherwise belonging to the Company, its successors, assigns, or affiliates, except that Executive may retain Executive personal files relating to Executive's service as a director of the Company.

         10.      MISCELLANEOUS.

                   (a) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as applicable to contracts executed and performed entirely within and by residents of such state.

                  (b) NO OTHER AGREEMENTS. This Agreement constitutes the entire agreement between the parties relating to its subject matter, and supercedes all prior agreements, proposals, representations and commitments, oral and otherwise. This Agreement may only be amended by an instrument signed by an authorized representative of the Company, and Executive. Any breach by a party of the terms of any other agreement between them also constitutes a breach of this Agreement.




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                  (c) DISPUTES AND ATTORNEYS FEES. In the event any action or proceeding, at law or in equity, is filed to enforce or interpret this Agreement, the prevailing party in such action or proceeding will be entitled to recover reasonable attorneys' fees and costs in addition to any other award of the court or tribunal, as the case may be.

                  (d) NOTICE. Any communication among the parties hereto, and any notices or communications herein provided to be made, shall be given or made by personal delivery, telecopy, facsimile or overnight courier, or by mailing the same by first class mail, postage prepaid, to the parties at the address indicated below, or to such other address(es) as either party may in writing hereafter provide in accordance with this Section 10(d). Notices will be deemed to be received when personally delivered or transmitted by telecopy or facsimile, one (1) day after the date of forwarding by overnight courier, or two
(2) business days after posting in the U.S. Mails, as the case may be.

                  (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which, taken together, shall constitute one and the same instrument. Signatures obtained via facsimile shall be acceptable as original signatures.

                  (f) SAVINGS CLAUSE. In the event that any provision, or provisions, of this Agreement should be declared invalid or unenforceable by any court of law, the remaining terms and conditions set forth herein shall remain in full force and effect.

                  (g) HEADINGS. The headings to paragraphs or sections of this Agreement have been inserted for identification and ease of reference purposes only and shall have no bearing whatsoever concerning the construction or interpretation of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement below as of the date first written above.

EXECUTIVE:                                   EMPLOYER:

                                             ENVISION DEVELOPMENT CORP.

                                             By
                                               -------------------------------
                                             Its:
                                               -------------------------------
/s/ THOMAS F. NOLAN
--------------------------------             Address:
Thomas F. Nolan
                                             ---------------------------------

                                             ---------------------------------
Address:

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